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                                                                   EXHIBIT 10.35
                                                                   -------------

July 28, 1999


Amphion Ventures, L.P.
c/o Amphion Capital Management, LLC
590 Madison Avenue
32nd Floor
New York, NY  10022

         Re:  Notice of Assignment

Gentlemen:

         AXCESS Inc. ("AXCESS") and Prism Video, Inc. ("Prism") have entered into an Asset Purchase Agreement, dated as of July 15, 1999 (the "Asset Purchase Agreement"). As part of this transaction, AXCESS delivered to Prism a Purchase Note (the "Purchase Note"). To secure payment of the Purchase Note, AXCESS granted Prism a security interest in that certain Subordinated Promissory Note, dated as of April 30, 1999, by Amphion Ventures, L.P. ("Amphion"), as Maker, in favor of AXCESS (the "Collateral Note").

         Pursuant to the Asset Purchase Agreement, AXCESS also assigned to Prism all payments of principal to be made by Amphion under the Collateral Note until the balance of the Collateral Note is paid in full or the balance due under the Purchase Note is paid, whichever occurs first.

         Effective immediately, please pay to Prism directly all payments of principal payable under the Collateral Note until such time as you are advised in writing by joint notice from AXCESS and Prism that the Purchase Note has been paid. The payments should be made payable to Prism Video, Inc. and sent to the address to be provided by Prism.

         By executing this letter, you acknowledge and affirm to Prism as follows:

         The Collateral Note has been duly and validly executed and delivered by, and is the binding obligation of Amphion, and is in full force and effect.

         As of July 28, 1999, the balance due under the Collateral Note is $3,902,375.

         No default or condition exists, which, with or without the passage of time, the giving of notice, or both, would constitute a default under any agreement which would give rise to a defense to a lawsuit to enforce payment of the Collateral Note.

         The payment terms of the Collateral Note and the obligation it memorializes are accurately
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set forth in the Collateral Note.

         There have been no amendments to the terms of the Collateral Note.

         Amphion consents to the assignment of the principal payments due under the Collateral Note by AXCESS to Prism until the balance of the Collateral Note is paid in full or the balance due under the Purchase Note is paid, whichever occurs first and will remit and deliver all payments directly to Prism at the address set forth above.

         Amphion will not enter into any agreement amending or modifying the Collateral Note to (a) decrease the principal balance thereof to an amount which is less than the difference between the balance of the Collateral Note as of the date hereof and all principal payments received by the Company from Maker from and after the date hereof or (b) extend the date on which the Maker shall make any principal payment beyond the date such principal payment was originally due. Nothing herein shall prohibit Maker and the Company from otherwise amending, modifying or changing the Collateral Note. Amphion does not have, and will not assert against Prism, any defense, counterclaim or offset to full and timely payment of the Collateral Note.

         Please return this letter, when executed by an authorized signatory of Amphion Ventures, L.P., to Prism at the address set forth herein.

                                 Very truly yours,

                                 AXCESS INC.


                                 By: /s/ Danny G. Hair
                                    --------------------------------------------
                                         Danny G. Hair, Chief Financial Officer



ACKNOWLEDGED BY:

AMPHION VENTURES, L.P.,
a Delaware limited partnership

By:      AMPHION PARTNERS LLC,
         its General Partner

By:/s/ Richard C.E. Morgan
   ------------------------------------
   Richard C.E. Morgan, Managing Member